UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

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Anadys Pharmaceuticals, Inc.
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Notice of Annual Meeting of Stockholders
Proxy Statement
Questions and Answers About This Proxy Material and Voting
Proposal 1 Election of Class II Director
Meetings of the Board of Directors
Audit Committee
Compensation Committee
Corporate Governance and Nominating Committee
Compensation of Directors
Stockholder Communications with the Board of Directors
Code of Ethics
Report of the Audit Committee of the Board of Directors
Proposal 2 Ratification of Selection of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm - Fees
Pre-Approval Policies and Procedures
Executive Officers and Other Key Employees
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation of Executive Officers
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
Performance Measurement Comparison
Certain Transactions
Householding of Proxy Materials
Annual Report
Other Matters

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CALIFORNIA 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2006
     Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 2, 2006 at 9:00 a.m. local time at the Estancia La Jolla Hotel, 9700 North Torrey Pines Road, La Jolla, California 92037 for the following purposes:
1.	To elect one Class II director to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

3.	To conduct any other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the Annual Meeting is April 13, 2006. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
Secretary

San Diego, California
April 17, 2006
     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CA 92121
PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2006
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anadys Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Anadys”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders (“the Annual Meeting”). You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 2006 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
     Only stockholders of record at the close of business on April 13, 2006 will be entitled to vote at the annual meeting. On this record date, there were approximately 28,464,122 shares of common stock outstanding and entitled to vote. You are entitled to one vote for each share you own on any matter that may be properly presented for consideration and action by stockholders at the meeting.
     Stockholder of Record: Shares Registered in Your Name
     If on April 13, 2006 your shares were registered directly in your name with Anadys’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on April 13, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:
➢	Election of one Class II director to hold office until the 2009 Annual Meeting of Stockholders; and
➢	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

How do I vote?
     You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are explained below:
     Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Your vote will only be counted once however.
➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received by us before the annual meeting, we will vote your shares as you direct.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anadys. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of April 13, 2006.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
➢	You may submit another properly completed proxy card with a later date.
➢	You may send a written notice that you are revoking your proxy to Anadys’ Secretary at 3115 Merryfield Row, San Diego, California 92121.
➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2006, to Anadys’ Secretary at 3115 Merryfield Row, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on February 2, 2007 and no later than the close of business on March 2, 2007, unless the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after June 2, 2007, the anniversary of this year’s meeting, in which case notice must be delivered not earlier than the close of business on the 120th day prior to next year’s annual meeting and not later than the close of business on the later of the 90th day prior to next year’s annual meeting or the 10th day following the day on which Anadys first publicly announces the date of next year’s meeting.
How are votes counted?
     Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For”, “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
➢	For the election of a director, the Class II nominee receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.
➢	To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 28,464,122 shares outstanding and entitled to vote. Thus 14,232,061 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

Proposal 1
Election of Class II Director
     Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.
     Our Board of Directors is presently composed of eight members. The Board of Directors has determined that Drs. Scangos, Karabelas, Papadopoulos and Williams and Mssrs. Foletta and Holtzman, which members constitute a majority of the Board of Directors, are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market).
     There are two directors in Class II, the class whose term of office expires in 2006, of which one has been nominated for re-election, Mr. Fotiadis. Dr. Karabelas has elected not to stand for re-election in 2006 in order to pursue other business related to his venture firm. Because of Dr. Karabelas’ decision not to stand for re-election, there will be fewer nominees for director than positions available in the class of directors whose term in office expires in 2006. Proxies may only be selected for the number of nominees named below and may not be voted for a greater number of persons. As a result of Dr. Karabelas’ decision not to stand for re-election, the Board of Directors has decided to reduce the size of the Board of Directors from eight to seven members effective as of the 2006 Annual Meeting. The nominee for election to this class is currently a director of the Company who was appointed by our Board of Directors. If elected at the Annual Meeting, the nominee would serve until the 2009 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.
     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may propose. The person nominated for election has agreed to serve if elected, and the Company has no reason to believe that the nominee will be unable to serve.
     Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the Annual Meeting, and each person not standing for re-election.
     Class II Nominee for Election for a Three-Year Term Expiring at the 2009 Annual Meeting of Stockholders
     Marios Fotiadis, age 32, has served as a member of our board of directors since September 2002. From September 2002 to November 2003, Mr. Fotiadis served as the designee of SG Capital Partners LLC to our board of directors. He is currently a Venture General Partner at Advent International, a global venture capital firm. Prior to joining Advent International, he joined SG Capital Partners in 1999 and oversaw its portfolio in life sciences, which consisted of over $70 million of invested capital. Prior to 1999, Mr. Fotiadis was an investment banker focusing on mergers and acquisitions transactions with SG Cowen, an entity related to SG Capital Partners. Mr. Fotiadis holds an M.B.A. from Columbia University and a B.S.B.A. degree cum laude in Business Administration from the Daniels College of Business at the University of Denver.
The Board of Directors Recommends a Vote in Favor of the Nominee.
Class II Director Not Standing for Re-election
     Argeris N. (“Jerry”) Karabelas, Ph.D., age 53, has served as a member of our board of directors since June 2002. Since January 2002, Dr. Karabelas has been a Partner at Care Capital. Since March 2006, Dr. Karabelas has served as the interim Chief Executive Officer of Nitromed, Inc., a pharmaceutical company. Prior to joining Care Capital, he was Chief Executive Officer of Novartis Pharmaceuticals AG and was Head of Healthcare for Novartis AG from 1997 to 2000. He joined Novartis from SmithKline Beecham where he served as Executive Vice President, Worldwide Pharmaceuticals. Dr. Karabelas was the founder and Chairman of the Novartis Bio Venture Fund from 2000 until 2001. He is a member of the Scientific Advisory Council of the Massachusetts General Hospital, a member of the Visiting Committee for Health Sciences and Technology at Massachusetts Institute of Technology, a director of SykePharma Plc, a drug discovery company, Human Genome Sciences, Inc., a biopharmaceutical company, Nitromed, Inc., Acura Pharmaceuticals, Inc., pharmaceutical technology development company and Renovo Ltd., a biopharmaceutical company, founder and Chairman of Vanda Pharmaceuticals, Inc., a drug development company and Chairman of the Scientific Advisory Board of Epigenesis Pharmaceuticals, Inc. He is also a Trustee of the Fox Chase Cancer Center. Dr. Karabelas holds a Ph.D. in Pharmacokinetics from the Massachusetts College of Pharmacy.

Class I Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders
     Mark G. Foletta, CPA, age 45, joined our board of directors in September 2005. Mr. Foletta has served as the Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, since March 2000. Previously, he served as a Principal of Triton Group Management, Inc. from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd., the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young LLP, most recently serving as an Audit Manager. Mr. Foletta earned his B.A. in Business Economics from the University of California, Santa Barbara. Mr. Foletta is a certified public accountant.
     Steven H. Holtzman, age 52, joined our board of directors in August 2004. Mr. Holtzman is a founder and the Chairman and Chief Executive Officer of Infinity Pharmaceuticals, Inc., a cancer drug discovery company. Mr. Holtzman previously was the Chief Business Officer of Millennium Pharmaceuticals, Inc., a biopharmaceutical company, from 1994 to 2001, the founder and Executive Vice President of DNX Corporation, from 1986 to 1994, the founding Executive Director of the Ohio Edison Program in the early 1980’s, and an instructor in moral philosophy and the philosophy of language at Corpus Christi College, Oxford University, U.K in the late 1970’s. Mr. Holtzman both co-founded and served as the Co-Chair of the Biotechnology Industry Organization (BIO) Bioethics Committee from 1995 to 2000 and served as a Member of the National Bioethics Advisory Commission from 1996 to 2001. Mr. Holtzman currently serves as a member of the board of directors of Archemix Corp., a biopharmaceutical company. Mr. Holtzman is a Trustee of the Hastings Center of Bioethics and the Berklee College of Music. Mr. Holtzman received his B.A. in Philosophy from Michigan State University and his B.Phil graduate degree in Philosophy from Oxford University, which he attended as a Rhodes Scholar.
     Kleanthis G. Xanthopoulos, Ph.D., age 48, is one of our co-founders and has served as our President and Chief Executive Officer and as a Director since May 2000. From 1997 to 2000 he held a variety of positions at Aurora Biosciences Corporation, including Vice President, Genomics & Molecular Biology. Dr. Xanthopoulos was a Section Head of the National Human Genome Research Institute at The National Institutes of Health. Dr. Xanthopoulos was a Postdoctoral Research Fellow at the Rockefeller University from 1987 to 1990 and an Associate Professor of Molecular Biology at the Karolinska Nobel Medical Institute, Sweden from 1991 to 1995. Dr. Xanthopoulos is also a member of the board of directors of Odyssey Thera, Inc. and BIOCOM, Southern California’s life science industry association. An Onassis Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.
Class III Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders
     Stelios Papadopoulos, Ph.D., age 57, has served as a member of our board of directors since May 2000. Dr. Papadopoulos is a Vice Chairman of Cowen & Co., LLC, a global brokerage and investment banking firm, and has been an investment banker at Cowen focusing on the biotechnology and pharmaceutical sectors since 2000. Dr. Papadopoulos was an investment banker at PaineWebber Incorporated from 1987 to 2000, a global brokerage and investment banking firm, most recently serving as Chairman of Paine Webber Development Corp, a Paine Webber subsidiary focusing on biotechnology. Prior to joining PaineWebber Incorporated in 1987, Dr. Papadopoulos was a Vice President in the Equity Research Department of Drexel Burnham Lambert, an investment banking firm, covering the biotechnology industry and prior to that a biotechnology analyst at Donaldson, Lufkin & Jenrette, an investment banking firm. Before coming to Wall Street, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. Dr. Papadopoulos continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos holds a Ph.D. in biophysics and an M.B.A. in finance, both from New York University. Dr. Papadopoulos is co-founder and Chairman of the board of directors of Exelixis, Inc., a genomics-based drug discovery company, co-founder and member of the Board of Directors of Cellzome Inc., a privately-held biopharmaceutical company, as well as a director of GenVec, Inc., a biopharmaceutical company, BG Medicine, Inc., a privately-held systems biology company, and SGX Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of cancer drugs. In the non-profit sector, Dr. Papadopoulos is co-founder and Chairman of Fondation Santé, a private charitable foundation, a member of the board of directors of BIO Ventures for Global Health, a member of the Board of Governors of the New York Academy of Sciences and a member of the Board of Visitors of Duke University Medical Center.
     George A. Scangos, Ph.D., age 57, has served as a member of our board of directors since October 2003 and has served as Chairman of the Board since December 31, 2005. Since 1996, Dr. Scangos has been President and Chief Executive Officer of Exelixis, Inc, a genomics-based drug discovery company. From 1993 to 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a global health care enterprise. At Bayer, Dr. Scangos held several positions, including Senior Vice President of Research and Development for Bayer’s pharmaceutical division and then President of Bayer Biotechnology. Prior to Bayer, Dr. Scangos was on the faculty of The Johns Hopkins University where he now holds an appointment as Adjunct Professor of Biology. Dr. Scangos serves on the Board of Visitors at the University of California, San Francisco School of Pharmacy, the Board of Overseers at the University of California, Davis Medical School and the boards of directors at Entelos, Inc., a biopharmaceutical company, and Exelixis. Dr. Scangos holds a Ph.D. in Microbiology from the University of Massachusetts and was a Jane Coffin Childs Postdoctoral Fellow in the laboratory of Dr. Frank Ruddle at Yale University.

     Douglas E. Williams, Ph.D., age 48, joined our board of directors in August 2004. Dr. Williams currently serves as Chief Scientific Officer and Executive Vice President of ZymoGenetics, Inc. Prior to joining ZymoGenetics, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics. Previously, he served as Senior Vice President, Washington Site Leader and member of the Executive Committee for Amgen, Inc. following Amgen’s acquisition of Immunex Corp., where he served from 1988 to 2002, most recently as Executive Vice President, Chief Technology Officer and a member of Immunex’s board of directors. Dr. Williams currently serves on the board of directors of Array Biopharma. He is also a member of the Scientific Advisory Board of Symphony Capital in New York. Dr. Williams holds a B.S. magna cum laude in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Division.
Meetings of the Board of Directors
     During the year ended December 31, 2005, our Board of Directors held a total of 18 meetings, including regularly scheduled in-person meetings and teleconferences and special meetings via teleconference. As required under applicable listing standards of the Nasdaq Stock Market, during the year ended December 31, 2005 our independent directors met four times in regularly scheduled executive sessions at which only the independent directors were present. Our Board of Directors has an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.
     During the year ended December 31, 2005, all of our directors attended at least 75% or more of the total regularly scheduled in-person and telephonic meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively. However, taking into account the special meetings via teleconference, Dr. Karabelas attended 70% and Dr. Williams attended 68% of the total meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively.
     The Board of Directors does not have a formal policy with respect to the attendance of members of the Board of Directors at the annual meetings of stockholders of the Company. Dr. Xanthopoulos was the only member of the Board of Directors in attendance at the 2005 Annual Meeting of Stockholders.
     Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
     The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines on behalf of the Board of Directors the engagement of the independent registered public accounting firm; determines on behalf of the Board of Directors whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible services; monitors the rotation of partners of the independent registered public accounting firm on the Company engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statement reviews; and has the specific responsibilities and authority necessary to comply with the listing standards of the Nasdaq Stock Market applicable to audit committees. The Audit Committee has adopted a written Audit Committee Charter, which is available on our website at www.anadyspharma.com.
     During 2005, the Audit Committee was initially comprised of three independent directors, Mssrs. Fotiadis and Holtzman and Dr. Scangos. In May 2005, the membership of the Audit Committee was changed to consist of Mr. Holtzman and Drs. Papadopoulos and Scangos. In July 2005, Dr. Papadopoulos stepped off the Audit Committee and the Committee temporarily had one vacancy in accordance with Nasdaq Marketplace Rule 4350(d)(4)(B). In September 2005, Mr. Foletta was appointed to the Audit Committee to fill the vacancy. The Board of Directors has determined that all members of the Audit Committee were independent in 2005 at such times as they served on the Audit Committee and that all current members of the Audit Committee are independent (as independence is currently defined by the rules of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act). The Board of Directors has also determined that Mssrs. Foletta and Holtzman are each an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Audit Committee met seven times during the year ended December 31, 2005. See “Report of the Audit Committee of the Board of Directors” below.

Compensation Committee
     The Compensation Committee is responsible to act on behalf of the Board of Directors in fulfilling the Board of Directors’ responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of the executive officers and directors of the Company, and establish and review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. During 2005, the Compensation Committee was initially comprised of three independent directors, Drs. Cohen, Fisherman and Karabelas. Dr. Cohen resigned from his position as a member of the Board of Directors and of the Compensation Committee effective June 3, 2005. Effective June 3, 2005, the Compensation Committee was changed to consist of Drs. Fisherman, Karabelas and Williams. Dr. Fisherman resigned from his position as Chairman of the Board of Directors and Chairman of the Compensation Committee effective December 31, 2005. Effective December 31, 2005, the Compensation Committee was changed to consist of Drs. Williams  and Karabelas and Mr. Holtzman. The Board of Directors intends to replace Dr. Karabelas’ position on the Compensation Committee following the Annual Meeting. The Compensation Committee formally met one time during the year ended December 31, 2005 and acted throughout the year by written consent. All members of the Compensation Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards). The Compensation Committee has adopted a written charter, which is available on our website at www.anadyspharma.com.
Corporate Governance and Nominating Committee
     The purpose of the Corporate Governance and Nominating Committee is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board of Directors; make recommendations to the Board of Directors regarding corporate governance issues; identify, review and evaluate candidates to serve as directors of the Company; serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; recommend such candidates to the Board of Directors and make such other recommendations to the Board of Directors regarding affairs relating to the directors of the Company, including director compensation. The current members of the Corporate Governance and Nominating Committee are Drs. Scangos and Karabelas. The Board of Directors intends to replace Dr. Karabelas’ position on the Corporate Governance and Nominating Committee following the Annual Meeting. Both members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance and Nominating Committee met four times during the year ended December 31, 2005. The Corporate Governance and Nominating Committee has adopted a written charter, which is available on our website at www.anadyspharma.com.
     Because Anadys is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Corporate Governance and Nominating Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company and the candidate’s demonstrated character and judgment. Candidates for director will be reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Corporate Governance and Nominating Committee generally will evaluate and consider all candidates recommended by directors, officers and security holders. The Corporate Governance and Nominating Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Corporate Governance and Nominating Committee or others. The Company periodically and on an as-needed basis engages an executive search firm to assist the Committee in identifying and recruiting potential candidates for membership on the Board of Directors.
     The Corporate Governance and Nominating Committee has not received any recommended nominations from any of the Company’s security holders in connection with the 2006 annual meeting. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee within the timeframe specified in the bylaws of the Company that is applicable to matters to be brought before an annual meeting of stockholders. Such communications should be sent to the following address: 3115 Merryfield Row, San Diego, CA 92121, attn: Corporate Governance and Nominating Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.
Compensation of Directors
     Effective June 3, 2005, our Board of Directors adopted a compensation program for our non-employee directors as outlined below. Prior to June 3, 2005, we did not pay cash compensation to our non-employee directors. Directors who are also officers of the

Company receive no additional compensation for their services as directors. The non-employee directors of the Company receive compensation consisting of:
     Cash Payments
     Annual Stipend — $5,000
     Meeting Fees:
     Board of Directors, in person — $2,500
     Board of Directors, telephonically — $500
     Audit Committee — $500
     Compensation Committee — $500
     Corporate Governance & Nominating Committee — $500
     The annual stipend referenced above will be paid on a calendar year basis, or pro rata portion thereof, and will be paid at the end of the year, or upon a director’s earlier departure from the Board. Notwithstanding the fee schedule set forth above, total cash compensation to each non-employee director is capped at $25,000 per calendar year.
     Directors are also reimbursed for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors.
     Automatic Option Grants
     Each non-employee director receives an annual option grant to purchase 5,000 shares of our common stock under our 2004 Non-Employee Directors’ Stock Option Plan (which was previously approved by the Board and our stockholders) on the date of each annual meeting of our stockholders. The size of an annual grant made to a non-employee director who has served less than 12 months at the time of the annual meeting is reduced pro rata for each full quarter prior to the date of grant during which such individual did not serve as a non-employee director. In addition, as previously approved, each new non-employee director receives an initial option to purchase 20,000 shares of our common stock under our 2004 Non-Employee Directors’ Stock Option Plan upon his or her election or appointment to the Board of Directors.
     Effective June 3, 2005, the Board approved additional grants from the 2004 Equity Incentive Plan to be made to our non-employee directors. The 2004 Equity Incentive Plan was previously approved by the Board and our stockholders and permits options grants to be made to our employees, consultants and directors. Under the arrangement approved in 2005, on September 1 of each year, each non-employee director will receive an additional option grant to purchase 5,000 shares of our common stock under our 2004 Equity Incentive Plan, with the size of the grant made to a non-employee director who has served less than 12 months at September 1 being reduced pro rata for each full quarter prior to the date of grant during which such individual did not serve as a non-employee director. This represents an annual increase of an option to purchase 5,000 shares of our common stock per non-employee director for a total 10,000 share annual option grant.
     In addition, in 2005 the Board of Directors formalized its policy for new non-employee directors to receive an option grant to purchase 25,000 shares of our common stock upon their appointment or election to our Board of Directors of which an option to purchase 20,000 shares of our common stock will be granted under our 2004 Non-Employee Directors’ Stock Option Plan (as described above) and the remaining balance to purchase 5,000 shares of our common stock will be granted under our 2004 Equity Incentive Plan.
Stockholder Communications with the Board of Directors
     The Board of Directors believes that the Company has in place adequate current methods for receiving communications from its security holders. Accordingly, the Board of Directors has not established a formal process for security holders to send communications to the Board of Directors. However, the Corporate Governance and Nominating Committee of the Board of Directors will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board of Directors has become necessary or appropriate. Security holders may send communications to the Board of Directors by mail at 3115 Merryfield Row, San Diego, CA 92121; by facsimile at (858) 527-1554 or by e-mail at boardofdirectors@anadyspharma.com, each of the foregoing sent “Attn: Board of Directors.”
Code of Ethics
     The Company has adopted the Anadys Pharmaceuticals, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.anadyspharma.com. If the Company makes any substantive amendments to the Code of Conduct and Business Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors1
     The Audit Committee of the Board of Directors of Anadys oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is made up solely of independent directors, as defined under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act, and it operates under a written charter adopted by the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls.
     Among other matters, the Audit Committee monitors the activities and performance of Anadys’ independent auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Anadys’ independent auditors have provided the Audit Committee with the written disclosures and letters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with the independent auditors their independence from the Company. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.
     The Audit Committee has discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     The Audit Committee has met and held discussions with management and Anadys’ independent auditors on various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. The Audit Committee has reviewed and discussed the Company’s consolidated financial statements as of and for the year ended December 31, 2005 with management and the independent auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.
     In reliance on these views and discussions referred to above, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Anadys’ Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
     The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has presented its selection to the Board of Directors to present to the stockholders for ratification.
Respectfully submitted,
The Audit Committee of the Board of Directors
Steven H. Holtzman
Mark G. Foletta
George A Scangos, Ph.D.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Proposal 2
Ratification Of Selection Of Independent Registered Public Accounting Firm
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and the Board of Directors, on behalf of the Audit Committee, directed management to submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Independent Registered Public Accounting Firm — Fees
     The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2005 and 2004, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2005	2004
	(in thousands)
Audit Fees	$361	$398
Audit-related Fees	—	—
Tax Fees	32	58
All Other Fees	—	—

Total Fees	$386	$456

     Tax fees for 2005 related to the preparation of the Company’s state and federal income tax filings for 2004, a California Sales and Use Tax engagement and an engagement to review the implications of Section 382 of the Internal Revenue Code of 1986. Tax fees for 2004 related to preparation of the Company’s state and federal income tax filings for 2003, a California Sales and Use Tax engagement and an engagement to review the implications of Section 382 of the Internal Revenue Code of 1986.
     All of the fees described above for fiscal year 2005 were pre-approved by the Audit Committee and all of the fees described above for fiscal year 2004 that were incurred subsequent to the Company’s initial public offering on March 26, 2004 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures
     The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has not adopted a formal written policy for the pre-approval of audit and non-audit services, but generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may also be given by the Chairman of the Audit Committee who has been delegated pre-approval authority by the Audit Committee, but the pre-approval decision must be communicated to the full Audit Committee at its next scheduled meeting.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Executive Officers and Other Key Employees
     The following table sets forth certain information regarding our executive officers and other key employees as of April 17, 2006:

Name	Age	Position
Kleanthis G. Xanthopoulos, Ph.D	48	President and Chief Executive Officer
Stephen T. Worland, Ph.D.	48	Executive Vice President, Pharmaceuticals
Devron R. Averett, Ph.D.	56	Chief Scientific Officer
Michael Adam, Ph.D.	48	Senior Vice President, Development Operations
Jennifer K. Crittenden	46	Vice President, Finance
Mary Yaroshevsky-Glanville	42	Vice President, Human Capital
Carol G. Gallagher, Pharm.D.	41	Vice President, Commercial Affairs
Elizabeth E. Reed, J.D.	35	Senior Director, Legal Affairs and Secretary
     Kleanthis G. Xanthopoulos, Ph.D. is one of our co-founders and has served as our President and Chief Executive Officer and as a Director since May 2000. From 1997 to 2000 he held a variety of positions at Aurora Biosciences Corporation, including Vice President, Genomics & Molecular Biology. Dr. Xanthopoulos was a Section Head of the National Human Genome Research Institute at The National Institutes of Health. Dr. Xanthopoulos was a Postdoctoral Research Fellow at the Rockefeller University from 1987 to 1990 and an Associate Professor of Molecular Biology at the Karolinska Nobel Medical Institute, Sweden from 1991 to 1995. Dr. Xanthopoulos is also a member of the board of directors of Odyssey Thera, Inc. and BIOCOM, Southern California’s life science industry association. An Onassis Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.
     Stephen T. Worland, Ph.D. joined us as our Chief Scientific Officer in 2001 and was promoted to Executive Vice President, Head of Research and Development in October 2004. In December 2005 he was named Executive Vice President, Pharmaceuticals, assuming additional responsibilities, including strategic planning and corporate development, while continuing to lead Anadys’ research and development efforts. From 1999 to 2001 he was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company. Dr. Worland was at Agouron from 1988 through the acquisition of Agouron by Warner-Lambert in 1999. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. He received his B.S. in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.
     Devron R. Averett, Ph.D. joined us as our Senior Vice President, Research, Development and Medical in 2000 and later served as Senior Vice President, Drug Development before he was promoted to Chief Scientific Officer in October 2004. From 1996 to 1999, Dr. Averett was Senior Vice President, Research and Development for Valeant Pharmaceuticals International (formerly known as ICN Pharmaceuticals, Inc.). Prior to this, Dr. Averett held a variety of positions of increasing responsibility at Glaxo Wellcome and Burroughs Wellcome Co., culminating in global leadership roles in discovery and clinical virology. Dr. Averett received his B.S. in Chemistry and M.S. in Microbiology from the University of Georgia and his Ph.D. in Microbiology and Immunology from the University of North Carolina.
     Michael A. Adam, Ph.D. joined Anadys in March 2006 as Senior Vice President, Development Operations. Prior to joining Anadys, Dr. Adam was Vice President, Pharmaceutical Sciences at Pfizer, Inc., Pfizer Global Research & Development since 2000. Previously, Dr. Adam was Vice President, Worldwide Regulatory Affairs, Quality Assurance & Compliance with Agouron Pharmaceuticals, Inc. During this time, Dr. Adam was the U.S. Oncology liaison for investigational products. Prior to joining Agouron Pharmaceuticals, Inc., Dr. Adam was the Director — Worldwide Regulatory Affairs, CMC Group at Bristol-Myers Squibb Company from 1987 to 1995. Upon joining Bristol-Myers Squibb Company in 1985, Dr. Adam was a senior research scientist, gastrointestinal and metabolic diseases. Dr. Adam received his B.S. in Chemistry from Cleveland State University and his Ph.D. in Organic Chemistry from Massachusetts Institute of Technology.
     Jennifer K. Crittenden joined us in February 2005 as our Vice President, Finance. She has over 17 years of experience, most recently as Vice President of Finance for Smith & Nephew’s Wound Management Division in La Jolla, California where she served from October 2002 to February 2005. From March 1997 to October 2002, she was engaged by the Dermagraft Joint Venture, a partnership between Smith & Nephew, a UK-based healthcare company, and Advanced Tissue Sciences, initially as Controller and then as Senior Director of Finance. Prior to Smith & Nephew, she spent eight years in various roles of increasing responsibility at Bristol-Myers Squibb, most recently as Director of Corporate Finance. Ms. Crittenden received an M.B.A. in Finance and MIS from the Kelley School of Business at Indiana University.
     Mary Yaroshevsky-Glanville joined us in April 2001 and has served as our Vice President, Human Capital since December 2005. Ms. Yaroshevsky- Glanville served as our Senior Director, Human Capital from August 2002 to December 2005 and Director of Human Capital from April 2001 to August 2002. She served as Director of Human Resources at Inflazyme Inc. from 2000 to 2001. Prior to that time, Ms. Yaroshevsky-Glanville served as Director of Human Resources at Inex Pharmaceuticals Corp. from 1995 to 2000 and as Manager, Human Resources and Office Administration at Inex from 1994 through 1995. Ms. Yaroshevsky-Glanville has a Human Resources Management Certificate from the British Columbia Institute of Technology, has received a Certified Human

Resources Professional designation from the Human Resources Management Association, and holds a B.Sc. in Computer Information System Management from the DeVry Institute of Technology.
     Carol G. Gallagher, Pharm.D. joined us as our Vice President, Commercial Affairs in April 2006. Prior to joining Anadys, Dr. Gallagher was the Vice President, Sales, Marketing and Product Planning at CancerVax Corporation where she was employed since December 2003. From January 2002 to November 2003, Dr. Gallagher was Senior Director of Oncology Marketing at Biogen Idec, Inc. During this time, her role at Biogen Idec also included leadership of the RITUXAN collaboration with Genentech, Inc. Prior to joining Biogen Idec, Dr. Gallagher was Director, Global Marketing Planning for Oncology and Ophthalmology at Pfizer, Inc. She also held other marketing positions, including product and new product management roles at Agouron Pharmaceuticals, prior to the acquisition by Pfizer. From 1989 to 1997, she held various sales and marketing positions at both Eli Lilly and Co. and Amgen, Inc. Dr. Gallagher holds a Doctor of Pharmacy degree from the University of Kentucky.
     Elizabeth E. Reed, J.D. has served as our Senior Director, Legal Affairs and Corporate Secretary since December 2002, as our Director of Legal Affairs and Corporate Secretary from January 2002 through December 2002 and as our Director of Legal Affairs from October 2001 through January 2002. Prior to joining us, Ms. Reed was associated with the law firm of Cooley Godward LLP from 1998 to 2001. Prior to Cooley Godward, Ms. Reed was associated with the law firm of Brobeck, Phleger & Harrison LLP. Ms. Reed is a member of the State Bar of California and a member of the board of directors of the Association of Corporate Counsel, San Diego. Ms. Reed received her B.S. in Business Administration with an emphasis in finance from the Haas School of Business at the University of California, Berkeley and holds a J.D., cum laude, from Harvard Law School.

Security Ownership of
Certain Beneficial Owners and Management
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
FMR Corp. (1)	2,599,100	9.2%
82 Devonshire Street Boston, MA 02109
Entities related to BB Biotech AG (2)	2,000,000	7.0
Vordergasse 3, CH-8200 Schaffhausen, Switzerland
Wellington Management Company, LLP (3)	1,942,805	6.8
75 State Street Boston, MA 02109
Entities related to Maverick Capital, Ltd. (4)	1,500,000	5.3
300 Crescent Court 18th Floor Dallas, TX 75201
Directors and Named Executive Officers
Kleanthis G. Xanthopoulos, Ph.D. (5)	514,580	1.8%
Stephen T. Worland, Ph.D. (6)	276,382	1.0
Devron R. Averett, Ph.D. (7)	176,102	*
Jennifer K. Crittenden (8)	10,055	*
Elizabeth E. Reed (9)	37,245	*
Mark G. Foletta (10)	4,861	*
Marios Fotiadis (11)	39,207	*
Steven H. Holtzman (12)	15,902	*
Argeris N. (“Jerry”) Karabelas, Ph.D. (13)	1,252,977	4.4
Stelios Papadopoulos, Ph.D. (14)	664,109	2.3
George A. Scangos, Ph.D. (15)	15,616	*
Douglas E. Williams, Ph.D. (16)	18,402	*
All executive officers and directors as a group (13 persons)(17)	3,061,747	10.5

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The information in the table and this note is derived from Schedule 13G filed by FMR Corp. and Edward C. Johnson 3d with the SEC on February 14, 2006 reporting holdings as of December 31, 2005. Consists of 2,599,100 shares of common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”) as a result of acting as an investment advisor to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Act of 1940 including 1,697,600 shares held by Fidelity Contrafund. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity each beneficially own and has sole power to dispose or to direct the disposition of 2,599,100 shares owned by the Fidelity funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting to the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. There are no relationships between FMR Corp. and Edward C. Johnson 3d, on the one hand, and our officers and directors, on the other hand.

(2)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 14, 2006 reporting holdings as of December 31, 2005. Consists of 2,000,000 shares of common stock beneficially owned by Biotech Target, N.V. of which it has shared voting and disposition power. BB Biotech AG, through its ownership of Biotech Target, N.V., has shared voting and dispostive power with Biotech Target, N.V. There are no relationships between BB Biotech AG, on the one hand, and our officers and directors, on the other hand.

(3)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 14, 2006 reporting holdings as of December 31, 2005. There are no relationships between Wellington Management Company, LLP, on the one hand, and our officers and directors, on the other hand.

(4)	The information in the table and this note is derived from Schedule 13G/A filed with the SEC on February 14, 2006 reporting holdings as of December 31, 2005. Consists of 1,500,000 shares of common stock beneficially owned by Maverick Capital, Ltd. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S Ainslie III is a manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. There are no relationships between Maverick Capital Ltd., on the one hand, and our officers and directors, on the other hand.

(5)	Includes 193,744 shares held of record in a family trust dated January 30, 2002, of which Dr. Xanthopoulos is the trustee. Includes 315,383 shares subject to options exercisable within 60 days of February 28, 2006.

(6)	Includes 65,704 shares of common stock held of record in a family trust, of which Dr. Worland, Ph.D. is a trustee. Includes 209,707 shares subject to options exercisable within 60 days of February 28, 2006.

(7)	Includes 20,000 shares of common stock held of record in a family trust, of which Dr. Averett is a trustee. Includes 142,238 shares subject to options exercisable within 60 days of February 28, 2006.

(8)	Includes 8,760 shares subject to options exercisable within 60 days of February 28, 2006.

(9)	Includes 36,207 shares subject to options exercisable within 60 days of February 28, 2006.

(10)	Includes 4,861 shares subject to options exercisable within 60 days of February 28, 2006.

(11)	Includes 39,207 shares subject to options exercisable within 60 days of February 28, 2006.

(12)	Includes 15,902 shares subject to options exercisable within 60 days of February 28, 2006.

(13)	Includes 1,159,241 shares of common stock held by Care Capital Investments II, LP and 79,529 shares of common stock held by Care Capital Offshore Investments II, LP. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and

Care Capital Offshore Investments II, LP. Care Capital, LLC is the management company of Care Capital II, LLC and as a result, Care Capital, LLC has the ultimate power to vote or direct the vote and to dispose or direct the disposition of such shares. Argeris N. Karabelas, Ph.D., an operating partner at Care Capital and a member of our board of directors, disclaims beneficial ownership over the shares held by Care Capital, LLC, except to the extent of his pecuniary interest therein, if any. Includes 14,207 shares subject to options exercisable within 60 days of February 28, 2006.

(14)	Includes 509,902 shares acquired by Dr. Papadopoulos in our pre-IPO financings and 140,000 shares acquired in conjunction with our IPO on March 26, 2004. Includes 14,207 shares subject to options exercisable within 60 days of February 28, 2006. Dr. Papadopoulos is a Vice Chairman of Cowen & Co., LLC. Dr. Papadopoulos has granted an irrevocable proxy to vote all shares of common stock now or hereafter owned by him strictly in proportion to the votes cast or the written consents executed by all of our other stockholders. The shares of common stock deemed to be beneficially owned by Dr. Papadopoulos excludes all shares held by any entities related to Cowen & Co., LLC, for which Dr. Papadopoulos disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(15)	Includes 14,616 shares subject to options exercisable within 60 days of February 28, 2006.

(16)	Includes 15,902 shares subject to options exercisable within 60 days of February 28, 2006.

(17)	Includes 2,195,756 shares of common stock held by directors, executive officers and entities affiliated with our directors. Also includes 866,391 shares subject to options exercisable within 60 days of February 28, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with and filed on time.

Compensation of Executive Officers
Summary of Compensation
     The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):
Summary Compensation Table

					Long-Term
					Compensation
					Securities
		Annual Compensation			Underlying	All Other
Name and Principal Position	Year	Salary		Bonus(1)	Options(#)	Compensation(2)
Kleanthis G. Xanthopoulos, Ph.D.	2005	$360,000		$240,000	200,000	$—
President and Chief Executive	2004	330,000		175,000	301,470	—
Office and Director	2003	330,000		150,000	176,471	169,382 (3)
Stephen T. Worland, Ph.D.	2005	255,000		102,000	110,000	—
Executive Vice President,	2004	235,000		90,000	136,275	—
Pharmaceuticals	2003	235,000		85,000	70,588	—
Devron R. Averett, Ph.D.	2005	230,000		75,000	85,000	—
Chief Scientific Officer	2004	211,250		65,000	149,020	—
	2003	205,000		45,000	19,773	—
Jennifer K. Crittenden	2005	144,936	(4)	36,295	65,000 (5)	—
Vice President, Finance
Elizabeth E. Reed, J.D.	2005	165,000		41,250	30,000	—
Senior Director, Legal Affairs and	2004	145,000		35,000	45,686	—
Secretary	2003	145,000		36,000	8,824	—

(1)	These amounts represent bonuses earned during the fiscal year ended December 31, 2005, 2004 and 2003, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(2)	In accordance with the rules of the Securities and Exchange Commission, or SEC, the other annual compensation described in this table does not include various perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus disclosed in this table.

(3)	Represents forgiveness of principal and interest on $147,500 loan.

(4)	Ms. Crittenden has been employed by us since February 22, 2005 and was named an executive officer on May 3, 2005. This amount represents her salary earned from February 22, 2005 through December 31, 2005.

(5)	Consists of a 30,000 share new-hire stock option grant dated February 22, 2005 and a 35,000 share stock option grant dated December 16, 2005.

Stock Option Grants in Last Fiscal Year
     The following table sets forth information regarding grants of stock options to each of the named executive officers during 2005. During the fiscal year ended December 31, 2005, we granted stock options to purchase 1,178,351 shares of our common stock under our 2004 Equity Incentive Plan and 2004 Non-Employee Directors’ Stock Option Plan including grants to executive officers. All options were granted at the fair market value of our common stock on the date of grant. Generally for option grants to employees and officers, 25% of the shares subject to options vest one year from the date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter. Options expire ten years from the date of grant.

	Individual Grants
			Percentage
			of Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rate of
	Securities		Granted to	Exercise		Stock Price Appreciation for
	Underlying Options		Employees	Price Per	Expiration	Option Term(4)
Name	Granted		in 2005(3)	Share	Date	5%	10%
Kleanthis G. Xanthopoulos, Ph.D.	200,000	(1)	19.3%	$8.16	12/15/15	$1,026,001	$2,599,883
Stephen T. Worland, Ph.D.	110,000	(1)	10.6%	8.16	12/15/15	564,300	1,429,935
Devron R. Averett, Ph.D.	85,000	(1)	8.2%	8.16	12/15/15	436,050	1,104,950
Jennifer K. Crittenden	30,000	(2)	2.9%	7.80	2/21/15	147,110	372,777
	35,000	(1)	3.4%	8.16	12/15/15	179,550	454,979
Elizabeth E. Reed, J.D.	30,000	(1)	2.9%	8.16	12/15/15	153,990	389,982

(1)	Represents stock option grant in December 2005 for services performed in 2005.

(2)	Represents new-hire stock option grant in February 2005.

(3)	Based on options granted in 2005 to purchase a total of 1,038,351 shares under our 2004 Equity Incentive Plan to employees, including the named executive officers. Approximately 548,351 of these options were granted to employees, other than named executive officers.

(4)	Potential realizable value is based upon the fair market value of the Company’s stock common stock on the date of grant determined by the closing price on the Nasdaq National Market, less the exercise price.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
     The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2005 by each of the named executive officers. The value of unexercised in-the-money options at December 31, 2005, is calculated based on the closing sale price per share of our common stock on December 30, 2005 (the last trading day of fiscal year 2005) on the Nasdaq National Market of $8.80, less the per share exercise price, multiplied by the number of shares issued upon exercise of the options, without taking into account any taxes that may be payable in connection with the option exercise. Options shown as exercisable in the table below are immediately exercisable, but we have the right to purchase the shares of unvested common stock underlying some of these options upon termination of the holder’s employment with us.

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired on	Value	December 31, 2005		December 31, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Kleanthis G. Xanthopoulos, Ph.D.	—	$—	275,471	402,470	$1,525,730	$1,104,475
Stephen T. Worland, Ph.D.	25,400	98,552	184,263	278,489	1,043,629	972,871
Devron R. Averett, Ph.D.	6,387	— (1)	128,119	183,170	423,764	462,314
Jennifer K. Crittenden	—	—	—	65,000	—	52,400
Elizabeth E. Reed, J.D.	—	—	34,645	61,630	172,298	113,111

(1)	Shares acquired on exercise during 2005 by Dr. Averett were exercised at an exercise price which was above the fair market value of our common stock on the date of exercise.

Employment Severance and Change-in-Control Agreements
     Agreements Relating to Severance and Change-in-Control Arrangements
     In June 2000, we entered into a letter agreement relating to severance arrangements with Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer and a director. The agreement provides that Dr. Xanthopoulos is an at will employee, which means he or we can terminate his employment at any time, with or without cause. The agreement also provides that Dr. Xanthopoulos is entitled to an amount equal to 12 months of his base salary, payable in a lump sum, following the termination of his employment if we terminate his employment other than for cause (as defined in the agreement) or if Dr. Xanthopoulos terminates his employment with us as a result of a constructive termination (as defined in the agreement). Alternatively, if within two years of the date on which we experience a change of control (as defined in the agreement), we terminate Dr. Xanthopoulos other than for cause or if Dr. Xanthopoulos terminates his employment with us as a result of a constructive termination, he will be entitled to a lump sum payment equal to (i) the greater of 18 months of his annual base salary at the time of the termination or 150% of his annual base salary immediately prior to the change of control, plus (ii) the greater of 100% of his target bonus in effect immediately prior to the change of control or an average of the his three most recent bonuses prior to the termination.
     A termination entitling Dr. Xanthopoulos to a severance payment described above will also entitle Dr. Xanthopoulos and his family to full coverage for one year (or 18 months if the termination occurs following a change in control) under our employee welfare benefit plans and any other employee benefit program or arrangement in which he was entitled to participate prior to his termination. Further, upon termination of Dr. Xanthopoulos by us other than for cause or by him as a result of a constructive termination, all of Dr. Xanthopoulos’ unvested stock options would vest and become immediately exercisable, and all of his stock options would remain exercisable for the full term of such options. In addition, Dr. Xanthopoulos would be entitled to reasonable outplacement services for a period of six months at our expense.
     In June 2000, we entered into a letter agreement relating to severance arrangements with Devron R. Averett, Ph.D., our Chief Scientific Officer. The agreement provides that Dr. Averett is an at will employee and is entitled to an amount equal to nine months of his base salary, payable in a lump sum, following the termination of his employment if we terminate his employment other than for cause (as defined in the agreement) or if Dr. Averett terminates his employment with us as a result of a constructive termination (as defined in the agreement). Alternatively, if within two years of the date on which we experience a change of control (as defined in the agreement), we terminate Dr. Averett other than for cause or if Dr. Averett terminates his employment with us as a result of a constructive termination, he will be entitled to a lump sum payment equal to (i) the greater of 12 months of his annual base salary at the time of the termination or his annual base salary immediately prior to the change of control, plus (ii) the greater of 100% of his target bonus in effect immediately prior to the change of control or an average of the his three most recent bonuses prior to the termination.
     A termination entitling Dr. Averett to a severance payment described above will also entitle Dr. Averett and his family to full coverage for nine months (or 12 months if the termination occurs following a change in control) under our employee welfare benefit plans and any other employee benefit program or arrangement in which he was entitled to participate prior to his termination. Further, upon termination of Dr. Averett by us other than for cause or by him as a result of a constructive termination, all of Dr. Averett’s unvested stock options would vest and become immediately exercisable, and all of his stock options would remain exercisable for the full term of such options. In addition, Dr. Averett would be entitled to reasonable outplacement services for a period of six months at our expense.
     In November 2003, we entered into letter agreements relating to severance arrangements with Stephen T. Worland, Ph.D., our Executive Vice President, Pharmaceuticals and Elizabeth E. Reed, our Senior Director, Legal Affairs and Secretary. These agreements provide that each of Dr. Worland and Ms. Reed, as applicable, is an at will employee and is entitled, in the case of Dr. Worland, to an amount equal to 12 months of his base salary, or in the case of Ms. Reed, six months of her base salary, payable in a lump sum, following the termination of his or her employment if we terminate his or her employment other than for cause (as defined in the agreements) or if Dr. Worland or Ms. Reed, as applicable, terminates his or her employment with us as a result of a constructive termination (as defined in the agreements). A termination entitling Dr. Worland or Ms. Reed to a severance payment described above will also entitle Dr. Worland and his family or Ms. Reed and her family, as the case may be, to full coverage for nine months under our employee welfare benefit plans and any other employee benefit program or arrangement in which he or she was entitled to participate prior to his or her termination. Dr. Worland or Ms. Reed, as applicable, also would be entitled to reasonable outplacement services for a period of six months at our expense. In addition, in the event we experience a change of control (as defined in the agreements), and we terminate Dr. Worland or Ms. Reed’s employment, as applicable, other than for cause or Dr. Worland or Ms. Reed, as applicable, terminates his or her employment with us as a result of a constructive termination, the unvested portion of their respective outstanding stock options (except as described below) would vest and become immediately exercisable. In addition, pursuant to the terms of an offer letter between Dr. Worland and us dated in February 2001, in the event we experience a change of control (as defined in the agreements), the unvested portion of Dr. Worland’s initial stock option grant to purchase 196,078 shares of our common stock would vest and become immediately exercisable.
     In April 2006, we entered into an agreement relating to change-in-control benefits with Jennifer K. Crittenden, our Vice President, Finance. The agreement provides that Ms. Crittenden is an at will employee, and that in the event we experience a change of control (as defined in the agreement), and we terminate Ms. Crittenden’s employment other than for cause (as defined in the agreement) or Ms. Crittenden terminates her employment with us as a result of a constructive termination (as defined in the agreement), the unvested portion of her outstanding stock options would vest and become immediately exercisable. A termination entitling Ms. Crittenden to acceleration of vesting as described above will also entitle Ms. Crittenden to an amount equal to six months of her base salary, payable as a lump sum.
     These letter agreements relating to severance and change-in-control arrangements do not provide a specific term but govern the employment arrangement between each of Dr. Xanthopoulos, Dr. Averett, Dr. Worland, Ms. Reed and Ms. Crittenden, as applicable, and us during their employment with us.

Report of the Compensation Committee of the
Board of Directors on Executive Compensation2
     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern annual executive salaries, potential bonuses and stock option grants. The Company’s compensation programs are designed to provide a competitive level of total compensation and include significant incentive and equity ownership opportunities tied to the Company’s performance. The Compensation Committee is currently composed of three independent directors: Drs. Karabelas and Williams and Mr. Holtzman.
     Compensation Philosophy. The Company’s overall executive compensation philosophy is based on the following principles:
(a) to offer competitive levels of total compensation that will facilitate the Company’s ability to recruit, hire, and retain critical talent;
(b) to encourage executives to attain exceptional results for the Company in all facets of the business;
(c) to structure equity-based plans that balance the relationship between executive compensation and the creation of stockholder value in order to achieve the unification of the financial interests of executives and stockholders; and
(d) to offer a compensation program that rewards individual involvement and participation as well as comprehensive business results.
     Compensation Program. The Compensation Committee is responsible to act on behalf of the Board of Directors in fulfilling the Board of Directors’ responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of all executive officers of the Company, and to review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee is also responsible for the administration of the 2004 Equity Incentive Plan (the “2004 Option Plan”). There are three major components to the Company’s executive compensation: base salary, potential annual cash bonus and potential long-term compensation in the form of stock options. The Compensation Committee considers the total current and potential compensation of each executive officer in establishing each element of compensation.
Base Salary. The policy of the Compensation Committee is to offer sufficient compensation to recruit, hire, and retain critical talent. To meet this goal, initial salaries are based on negotiations between the particular executive officer and the Chief Executive Officer, as approved by the Compensation Committee. This review takes into account the candidate’s experience and credentials and current market rate of salaries. The Compensation Committee is responsible for the annual review of the base salaries of the Company’s executive officers, where there is generally an anticipated annual increase on this base salary. The Compensation Committee reviews general industry survey information for comparably sized competitive companies and focuses on information relating to compensation levels for similar positions as well as the compensation levels of other executive officers in the Company. In addition, compensation and benefit consultants may, from time to time, be hired by the Compensation Committee to assist in developing and reviewing overall salary policies and structures. Individual executive officer base compensation may vary based on the assessment of individual performance, seniority in position and salary relative to internal and external equity.
Cash Bonus. The Compensation Committee annually reviews each executive officer’s potential bonus by taking into account the position of the executive officer and the performance of the Company as well as the individual and his or her respective department. Payment of cash bonuses is tied to the attainment of corporate milestones and to each individual officer’s annual performance review. Additionally, cash bonuses may be paid in connection with an executive’s promotion, depending on the total mix of compensation (including base salary and stock options) at such time.
Stock Options. The Company’s 2004 Equity Incentive Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of common stock. The shares are purchased at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to the Company’s executive officers and other employees, both as a reward for past individual and corporate performance as well as a long-term incentive for future performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company’s equity as well as encouraging executives to remain employed by the Company.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Company provides benefits to the executive officers that are generally available to all employees of the Company. Executive officers, as are virtually all other employees of the Company, are also eligible to participate in the Company’s Employee Stock Purchase Plan. The purchase plan generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value at the beginning or end of the applicable purchase periods as required under the purchase plan.
Compensation for the Chief Executive Officer. Dr. Xanthopoulos is eligible to participate in the same executive compensation plans available to the Company’s other executive officers. In determining Dr. Xanthopoulos’ compensation for 2005, the Compensation Committee reviewed and considered his historical compensation level, the transactions entered into by the Company, including the Company’s initial public offering during 2004, the achievement of key scientific and research goals as well as the compensation levels of other executives in peer companies. In addition, the Compensation Committee took into account Dr. Xanthopoulos’ and the other executive officers’ agreement to forego base salary increases for 2004. The Compensation Committee determined that it was appropriate to increase Dr. Xanthopoulos’ base salary during 2005 to $360,000. For his performance during 2005, including an assessment of the above factors, the collaboration with Novartis International Pharmaceutical Ltd. and the successful closing of the Company’s follow-on stock offering, the Compensation Committee awarded Dr. Xanthopoulos a bonus of $240,000 and granted Dr. Xanthopoulos a stock option to purchase an aggregate of 200,000 shares of common stock and set his salary for 2006 at $415,000. The Compensation Committee believes that the salary, bonus and long-term incentive compensation paid to Dr. Xanthopoulos for the fiscal year ended December 31, 2005 were appropriate based on the above factors.
     Section 162(m) of The Internal Revenue Code Limitations on Executive Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the tax deductions a public corporation may take for compensation to its Named Executive Officers to $1 million per executive per year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company’s 2004 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant constitute “performance-based compensation.” The Company’s stockholders previously approved this plan which exempts any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option from the application of Section 162(m).
     Conclusion. It is the opinion of the Compensation Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align the Company’s corporate economic performance and the interests of the Company’s stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

Respectfully submitted,

The Compensation Committee
of the Board of Directors

Douglas E. Williams, Ph.D.
Steven H. Holtzman (member since December 31, 2005)
Argeris N. “Jerry” Karabelas, Ph.D.

Compensation Committee Interlocks and Insider Participation
     During 2005, Drs. Fisherman, Cohen, Karabelas and Williams served as members of our compensation committee. None of the members of the compensation committee were officers or employees of Anadys. During 2005, none of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.
Certain Relationships and Related Transactions
     On May 25, 2005, Anadys and Marios Fotiadis, a member of our Board of Directors, entered into a consulting agreement pursuant to which Mr. Fotiadis provided consulting services for the Company related to strategic finance and business development. The agreement terminated in accordance with its terms on December 31, 2005. In consideration for Mr. Fotiadis’ services, the Company paid Mr. Fotiadis $25,000 and granted him a stock option to purchase 25,000 shares of the Company’s common stock, which vested monthly over the term of the consulting agreement.
Performance Measurement Comparison(3)
     The following graph shows the total stockholder return of an investment of $100 in cash on March 29, 2004 (i) the Company’s common stock, (ii) the Nasdaq Composite Index (the “Nasdaq”) and (iii) the AMEX Biotechnology Index (the “BTK”). All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:
     Comparison of Cumulative Total Return on Investment since Anadys’ initial public offering:

	March 26, 2004	December 31, 2004	December 31, 2005
Anadys Pharmaceuticals, Inc.	$100.00	$105.20	$123.60
NASDAQ Composite Index	100.00	109.18	110.68
NASDAQ Biotechnology Index	100.00	99.25	102.06

(3)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Transactions
Other Transactions
     We have entered into indemnity agreements with our directors and officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law.
Householding of Proxy Materials
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Anadys stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Anadys Pharmaceuticals, Inc., Vince Reardon, Senior Director, Investor Relations, 3115 Merryfield Row, San Diego, California 92121 or contact Vince Reardon at (858) 530-3653. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Annual Report
     Our Annual Report for the fiscal year ended December 31, 2005 will be mailed to stockholders of record as of April 13, 2006. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.
     For any person who was a beneficial owner of our common stock on the Record Date, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Anadys Pharmaceuticals Inc., 3115 Merryfield Row, San Diego, California 92121, Attention: Investor Relations.
Other Matters
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Elizabeth E. Reed
Elizabeth E. Reed
Secretary
April 17, 2006

Anadys Pharmaceuticals Inc.

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors
The Board of Directors recommends a vote FOR the nominee for Director listed below.
1: To elect the following director to serve as a director until the 2009 Annual Meeting of Stockholders of the Company and until his successor has been duly elected and qualified.

	For	Withhold

01 — Marios Fotiadis	☐	☐
B Issues
The Board of Directors recommends a vote FOR Proposal 2.

	For ☐	Against ☐	Abstain ☐

Proposal 2: To ratify appointment of Ernst & Young LLP as the independent registered pubic accounting firm of the Company for the fiscal year ending December 31, 2006.
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Anadys Pharmaceuticals, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2006
The undersigned hereby appoints Kleanthis G. Xanthopoulos, Ph.D. and Jennifer K. Crittenden, and each of them, with full power of substitution to represent the undersigned and to vote all shares of common stock of Anadys Pharmaceuticals, Inc. (“Anadys”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Anadys to be held at the Estancia La Jolla Hotel, 9700 North Torrey Pines Road, La Jolla, California 92037, June 2, 2006 at 9 a.m., local time, and at any and all postponements, continuations and adjournments thereof, (1) as hereinafter specified upon the proposals listed below and (2) in their discretion, upon such other matters as may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
(Continued on the other side)